AMENDMENT No. 1

to the

DECLARATION OF TRUST

of

OPPENHEIMER HARD CURRENCY FUND

     This Amendment No. 1 is made as of March 24, 2010, to the Declaration of Trust of Oppenheimer Hard Currency Fund (the “Trust”), dated as of March 10, 2010, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Hard Currency, a trust fund under the laws of the Commonwealth of Massachusetts, under a Declaration of Trust dated March 10, 2010 (the “Declaration of Trust”); and

     WHEREAS, the Trustees, acting pursuant to Section 11.1 of ARTICLE ELEVENTH of the Trust’s Declaration of Trust, desire to make a permitted change to said Declaration of Trust without shareholder approval to change the name under the Declaration of Trust;

     NOW, THEREFORE, the Trust’s Amended and Restated Declaration of Trust is amended as follows:

ARTICLE FIRST of the Trust’s Declaration of Trust is hereby amended by changing the name from “Oppenheimer Hard Currency Fund” to “Oppenheimer Currency Opportunities Fund.”

Acting pursuant to Section 11.1 of ARTICLE ELEVENTH, the undersigned, being the Trustees of the Trust, have executed this instrument as of the date first written above.

The address for each of the Trustees below is: c/o OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, 16th Floor, New York, New York 10281.

                                   By:   ____________________

                                        Mitchell J. Lindauer
                                        Trustee

                                   By:                               ________

                                           Taylor V. Edwards
                                           Trustee

                                   By:                               ________

                                             Nancy S. Vann
                                             Trustee